BARON SELECT FUNDS

767 Fifth Avenue, 49th Floor

New York, NY 10153

December 15, 2017

Securities and Exchange Commission

Division of Investment Management

100 F Street, N.E.

Washington, D.C. 20549

Attention: Samantha Brutlag

Re:	Baron Select Funds

Registration Statement on Form N-1A

(Registration Nos: 811-21296; 333-103025)

Ladies and Gentlemen:

The undersigned hereby requests that the effective date for Post-Effective Amendment No. 51 to the above-referenced Registration Statement be accelerated so that it will become effective as soon as it may be practicable on December 29, 2017.

Very truly yours,

BARON SELECT FUNDS

By:	/s/ Patrick M. Patalino
Patrick M. Patalino
Vice President, General Counsel and Secretary

BARON CAPITAL, INC.

767 Fifth Avenue

New York, NY 10153

December 15, 2017

Securities and Exchange Commission

Division of Investment Management

100 F Street, N.E.

Washington, D.C. 20549

Attention: Samantha Brutlag

Re:	Baron Select Funds (the “Fund”)

Registration Statement on Form N-1A

(Registration Nos: 811-21296; 333-103025)

As principal underwriter of the Fund, we hereby join the Fund in requesting that the effective date for Post-Effective Amendment No. 51 to the Fund’s Registration Statement on Form N-1A be accelerated so that it will become effective as soon as it may be practicable on December 29, 2017.

Very truly yours,

BARON CAPITAL, INC.

By:	/s/ Patrick M. Patalino
Patrick M. Patalino
Vice President, General Counsel and Secretary